CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of April 21, 2014 by and between Liquid Holdings Group, Inc., a Delaware corporation (the “Company”), and Ferdinand Trading LLC, a Delaware Limited Liability Company (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.          Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services. Payment terms are net thirty (30) days from date of invoice.

2.          Confidentiality.

2.1 Definition. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment. Confidential Information does not include information that (i) has become publicly known and made generally available through no wrongful act of Consultant or (ii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

2.2 Non-Use and Non-Disclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information, including, but not limited to, having each of Consultant’s employees, if any, with access to any Confidential Information execute a nondisclosure agreement containing provisions in the Company’s favor identical to Sections 2, 3 and 4 of this Agreement. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

2.3 Former Employer’s Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

2.4 Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

2.5 Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control.

3.            Ownership.

3.1 Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with or that Consultant may become associated with in work, investigation or experimentation in the Company’s line of business in performing the Services under this Agreement (collectively, “Inventions”), are the sole property of the Company. In addition, any Inventions that constitute copyrightable subject matter shall be considered “works made for hire,” as that term is defined in the United States Copyright Act. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.

3.2 Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

3.3 Pre-Existing Materials. Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

3.4 Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.1, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

4.            Conflicting Obligations.

4.1 Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions hereof. Consultant will not enter into any such conflicting agreement during the term of this Agreement.

5.            Reports. Consultant agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services hereunder. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

6.            Term and Termination.

6.1 Term. The term of this Agreement will begin on the date of this Agreement and will continue until the earlier of (i) May 15, 2016 or (ii) termination as provided in Section 6.2.

6.2 Termination. The Company may terminate this Agreement if Consultant is in material breach of any material provision of this Agreement and such breach, if capable of being remedied, has remained uncured for thirty (30) days after notice is given by Company to Consultant.

6.3 Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(a)          The Company shall pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 of this Agreement; and

(b)          Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 8 (Independent Contractor), Section 9 (Indemnification) and Section 11 (Arbitration and Equitable Relief), and each sub-Section under such Sections, shall survive termination of this Agreement.

7.          Assignment. None of this Agreement, any right hereunder or any interest herein may be assigned or transferred by Consultant without the express written consent of the Company.

8.          Independent Contractor. It is the express intention of the Company and Consultant that Consultant shall perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant or any of its shareholders, members, directors, managers, officers, employees or other agents (each an “Affiliated Individual” and collectively, the “Affiliated Individuals”) as an agent, employee or representative of the Company. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation on it and the Affiliated Individuals to pay all self-employment and other taxes on such income. Consultant shall deliver to Company a completed IRS Form W-9 or such other form as the Company may reasonably require in connection with this Agreement.

9.          Indemnification. Consultant agrees to indemnify and hold harmless the Company, its affiliates and each of their respective directors, officers, employees, shareholders and agents from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or an Affiliated Individual, (ii) a determination by a court or agency that the Consultant or an Affiliated Individual is not an independent contractor, (iii) any breach by the Consultant or an Affiliated Individual of any of the covenants contained in this Agreement, or (iv) any violation or claimed violation of a third-party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

10.          Benefits. The Company and Consultant agree that neither Consultant nor any Affiliated Individual will receive Company-sponsored benefits from the Company. If Consultant or an Affiliated Individual is reclassified by a state or federal agency or court as Company’s employee, such party will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, such party would otherwise be eligible for such benefits.

11.          Arbitration and Equitable Relief.

11.1   Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the “Rules”), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be New York, New York. The arbitration shall be governed by the laws of the State of New York. The arbitrators will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute. The arbitrator(s) shall not award consequential damages in any arbitration initiated under this section. Any award in an arbitration initiated under this clause shall be limited to monetary damages and shall include no injunction or direction to any party other than the direction to pay a monetary amount. Each party shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. The parties agree that failure or refusal of a party to pay its required share of the deposits for arbitrator compensation or administrative charges shall constitute a waiver by that party to present evidence or cross-examine witness. In such event, the other party shall be required to present evidence and legal argument as the arbitrator(s) may require for the making of an award. Such waiver shall not allow for a default judgment against the non-paying party in the absence of evidence presented as provided for above.

11.2   CONSULTANT UNDERSTANDS AND AGREES THAT THE AGREEMENT BY CONSULTANT IN SECTION 11.1 TO ARBITRATE DISPUTES CONSTITUTES A WAIVER OF ANY RIGHT TO A TRIAL BY JURY, AND THE CLAIMS SUBJECT TO ARBITRATION SHALL INCLUDE, WITHOUT LIMITATION, ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, AND CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION. Consultant understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Consultant.

11.3   Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between the Company and Consultant. Accordingly, except as provided for by the Rules, neither the Company nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator(s) will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator(s) shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

11.4   Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Consultant agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of Sections 2, 3 or 4 of this Agreement or any other agreement regarding trade secrets, confidential information or non-solicitation. In the event either the Company or Consultant seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

11.5   Administrative Relief. Consultant understands that this Agreement does not prohibit Consultant or an Affiliated Individual from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Consultant from pursuing court action regarding any such claim.

12.         Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Consultant is waiving its right to a jury trial. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

13.         Governing Law. This Agreement will be governed by the internal substantive laws, but not the choice of law rules, of the State of New York.

14.         Entire Agreement. This Agreement is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof. No waiver, alteration or modification of any provision of this Agreement will be binding unless in writing and signed by a duly authorized representative of each of the parties.

15.         Miscellaneous.

15.1   Headings. Section headings are used in this Agreement for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

15.2   Notice. Any notice or other communication required or permitted by this Agreement shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to a party to this Agreement at such party’s address set forth below (or at such other address for a party as may be specified by like notice). If by mail, delivery shall be deemed effective three (3) business days after mailing in accordance with this Section 15.2.

To Company:	Liquid Holdings Group, Inc.
800 Third Ave, 39th Floor
New York, NY 10022
Attention: General Counsel
Fax: (212) 293-2472

To Consultant:	The address for notice on the signature page to this Agreement.

15.3   Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms of this Agreement, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

Consultant		LIQUID HOLDINGS GROUP, Inc.

By:	/s/ Brian Ferdinand	By:	/s/ Brian M. Storms

Name:	Brian Ferdinand	Name:	Brian M. Storms

Title:	Managing Member	Title:	Chief Executive Officer

Address for Notice:

Ferdinand Trading LLC

224 Muttontown Eastwood Rd.

Muttontown, NY 11791

EXHIBIT A

Services and Compensation

1.    Contact. Consultant’s principal Company contact:

Name:	Brian M. Storms
Title:	Chief Executive Officer

2.    Services Term. The Services will commence immediately and continue until May 15, 2016, unless earlier terminated pursuant to the provisions of the Agreement.

3.    Services. The Services shall include, but shall not be limited to, the following:

•	Assist with business development efforts;

•	Assist with development of strategy for product development, marketing, partnerships and M&A; and

•	Provide support to sales and marketing team, including client introduction.

The Services shall be performed by Brian Ferdinand or such other individual proposed by Consultant and accepted by the Company acting at its sole discretion.

4.    Compensation.

(a)    The Company will pay Consultant $37,500 per month.

(b)    Consultant will be eligible to receive incentive compensation, including without limitation restricted stock units, options and incentive bonuses, pursuant to the Company’s 2012 Amended and Restated Stock Incentive Plan or any other incentive plan that the Company may institute.

(c)    The Company will reimburse Consultant for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, if Consultant receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company.

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